Exhibit 4.16

AGREEMENT

between

Innoviz Technologies Ltd.

5 Uri Ariav Street

Rosh Haayin

Israel

- hereinafter referred to as ,,INNOVIZ“ -

and

Magna Electronics Technology, Inc.

10410 North Holly Road

Holly, Michigan, 48442

United States

- hereinafter referred to as ,,MAGNA ELECTRONICS“ -

Magna Electronics Europe GmbH & Co. OHG

Kurfürst-Eppstein-Ring 9

63877 Sailauf

Germany

- hereinafter referred to as ,,MAGNA ELECTRONICS EUROPE“ –

- MAGNA ELECTRONICS and MAGNA ELECTRONICS EUROPE hereinafter jointly referred to as ,,MAGNA“ –

- INNOVIZ and MAGNA hereinafter individually referred to a ,,PARTY“ or jointly the ,,PARTIES“ -

Preamble

The PARTIES are tied by various contractual relations including, amongst others, by

●	a Joint Development and Master Supply Agreement dated December 4, 2017 (the “JDMSA”) and

●	a statement of work dated February 2, 2018 as amended from time to time (the “SOW”) according to which INNOVIZ is commissioned with the following development project: “Long Range LiDAR as a key sensor to enable autonomous driving and support diverse ADAS functionality”

●	a Memorandum of Understanding dated October 12, 2020 (the “MoU”), according to which, inter alia, INNOVIZ shall sell to MAGNA ELECTRONICS the Innoviz Components (hereinafter referred to as “DELIVERY ITEMS”) and EQUIPMENT (defined terms not otherwise defined herein shall have the meaning ascribed to them in the MoU).

[Omitted]

The PARTIES hereby agree as follows:

1.	INNOVIZ shall deliver 3 different DELIVERY ITEMS – the “Maui ASIC”, the “MEMS” and the “Detector” – to MAGNA ELECTRONICS in line with the applicable data sheets attached hereto as Annex 3, which have been mutually agreed upon and which meet BMW requirements.

2.	The ownership in the EQUIPMENT has already been transferred to MAGNA ELECTRONICS, and there is no need for additional EQUIPMENT [Omitted]

3.	INNOVIZ shall supply the DELIVERY ITEMS starting with the first deliveries as of the [Omitted] (hereinafter referred to as “SOP”) and supply the DELIVERY ITEMS to MAGNA ELECTRONICS in line with MAGNA ELECTRONICS’ call-off orders as from SOP, up to a total of DELIVERY ITEMS to enable MAGNA [Omitted] months rolling forecasts on a monthly basis during the term of the project, which sets forth DELIVERY ITEMS quantity requirements anticipated by MAGNA over the following [Omitted] month period (the “Forecast”) which rolling Forecasts are subject to changes in line with BMW’s demands subject to the terms hereof. The first Forecast is attached hereto as Annex 4. The amounts shown in every monthly Forecast during the term of the project for its initial [Omitted] months are binding; the individual call-offs can, however, be changed as long as said amounts are met. [Omitted]

INNOVIZ shall set up the following production capacity (“Capacity”):

[Omitted]

INNOVIZ must be capable of furnishing supply capacities of up to 20% over the agreed capacities for a maximum of [Omitted] weeks per calendar quarter, no later than within [Omitted] weeks from the time of a request for such additional capacities from MAGNA without additional costs for MAGNA but subject to MAGNA being obligated to purchase such additional deliveries.

[Omitted]

[Omitted]

For clarification purposes, it is noted that, except for the binding portion of the Forecast as described above, the production capacities do not constitute a commitment for MAGNA and MAGNA shall have no obligation to purchase any minimum quantities of DELIVERY ITEMS. MAGNA will call-off DELIVERY ITEMS in line with the delivery call-offs of BMW in accordance with the Parties’ obligations hereunder.

[Omitted]

DELIVERY ITEMS may not be used by MAGNA for any other purpose other than to manufacture lnnovizOne OM for BMW, and MAGNA shall not manufacture or otherwise make available the DELIVERY ITEMS or the InnovizOne OM to or for any other purpose, entity or person.

4.	The following requirements must be met prior to SOP (“SOP Requirements”): [Omitted]

MAGNA hereby confirms that SOP was met on the last date of signature of this Agreement by the authorized signatory of both Parties.

[Omitted]

5.	INNOVIZ shall at all times be primarily responsible and liable for the acts and omissions of its subcontractors, and INNOVIZ shall make best efforts to bind such subcontractors to (ensure their compliance with) all obligations and restrictions of INNOVIZ under this Agreement. This Agreement shall not give rise to any contractual relationship between Magna and any of INNOVIZ’ subcontractors.

6.	All deliveries shall be made FCA Innoviz Technologies Ltd., 5 Uri Ariav Street, Rosh Haayin (Incoterms 2020).

All packaging, marking and delivery must comply with MAGNA’s Label and Packaging Procedure for Purchased Components, attached as Annex 5.

7.	The PARTIES hereby agree on the following fixed prices for the DELIVERY ITEMS:

[Omitted]

Payments shall be made [Omitted] days net upon delivery and receipt of a verifiable invoice.

8.	During the WARRANTY PERIOD, INNOVIZ warrants and guarantees to MAGNA ELECTRONICS, its successors and assignees that the DELIVERY ITEMS will:

[Omitted]

(together, the “Warranty Obligation”).

INNOVIZ further warrants and guarantees to MAGNA ELECTRONICS, its successors and assignees, that INNOVIZ will, at the time of delivery and subject to the receipt of the full payment for the DELIVERY ITEMS, convey to MAGNA ELECTRONICS good title for all DELIVERY ITEMS, free and clear of all liens, claims or other encumbrances. Risk of loss to, the DELIVERY ITEMS (including, but not limited to, any repaired or replacement DELIVERY ITEMS) shall pass to MAGNA in accordance with the applicable Incoterms.

“WARRANTY PERIOD” –

[Omitted]

9.	INNOVIZ shall provide support in good faith to support MAGNA in case negotiations or discussions with the equipment manufactures [Omitted]

10.	INNOVIZ shall provide support in good faith with the potential negotiations with suppliers of MAGNA listed in Annex 6 hereto, which suppliers were originally nominated by INNOVIZ, if needed and as specifically requested by MAGNA, on a case by case basis.

11.	[Omitted]

12.	[Omitted]

13.	[Omitted]

14.	[Omitted]

[Omitted]

15.	[Omitted]

[Omitted]

16.	INNOVIZ is obliged to conduct SW-maintenance / HW (if needed) / SW defect analysis according to BMW requirement. INNOVIZ has to implement a failure analysis capability including the necessary tools and infrastructure and to support I-Steps activities. INNOVIZ shall in particular, but not limited to, be obliged to the following:

[Omitted]

17.	INNOVIZ shall provide MAGNA ELECTRONICS with support and training as further detailed herein: (1) with respect to remote support, MAGNA ELECTRONICS shall pay [Omitted] and (2) with respect to on site support, MAGNA ELECTRONICS shall pay INNOVIZ [Omitted]

[Omitted]

[Omitted] The manufacturing engineering support shall be quoted by INNOVIZ in detail in writing and submitted to MAGNA ELECTRONICS for approval. MAGNA ELECTRONIC’S written approval must be obtained and a PO issued prior to commencement of any activity associated.

[Omitted]

[Omitted]

18.	[Omitted]

19.	INNOVIZ hereby represents and warrants that its performance under this Agreement (a) will comply with MAGNA’s Code of Conduct and Ethics available under the current https://www.magna.com/company/suppliers/magna-supplier-code-of-conduct-and-ethics, and (b) will comply, subject to MAGNA not failing to fully cooperate with INNOVIZ and providing all information and data reasonably requested by Innoviz, with all INNOVIZ DELIVERY ITEMs-related safety, emissions, environmental and other laws and regulations applicable to performance hereunder.

[Omitted]

MAGNA ELECTRONICS EUROPE and INNOVIZ entered into the Quality Guidelines for Suppliers on May 30, 2018 attached hereto as Annex 11 (the “Quality Guidelines”). INNOVIZ agrees to comply with the Quality Guidelines. The Parties further agree that as of the last date of signing this Agreement by both Parties, INNOVIZ will set up and furnish evidence of a quality management system in accordance with the latest edition of [Omitted]

INNOVIZ will ensure that DELIVERY ITEMS are [Omitted] and adhere to the [Omitted] valid at the time of signature of this agreement.

[Omitted]

[Omitted]

20.	This agreement may not be ordinarily terminated by either party. The PARTIES may terminate this Agreement by a mutual written and signed document.

21.	For the avoidance of doubt, MAGNA ELECTRONICS and MAGNA ELECTRONICS EUROPE are entering into this agreement on their own behalf and are not joint and several debtors.

22.	This agreement (including its validity, interpretation, formation, performance and termination) is governed by, and shall be interpreted, construed and enforced in accordance with, the laws of the State of New York, USA, without regard to any conflict of laws principles that require application of any other law. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement and is hereby disclaimed. Any claim, dispute or controversy between the parties will be subject to the exclusive jurisdiction and venue of the courts located in New York County, New York, and each Party hereby irrevocably submits to the personal jurisdiction of such courts and waives any jurisdictional, venue, or inconvenient forum objections to such courts.

23.	Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement, if such failure or delay is due to unforeseeable events beyond its reasonable control. Force majeure (in situations in which the prerequisites of the first sentence hereof apply) shall include, but not be limited to, [Omitted] In such events, the affected Party shall immediately inform the other Party of such circumstances together with documents of proof and the performance of obligations hereunder shall be suspended during, but not longer than, the period of existence of such cause and the period reasonably required to perform the obligations in such cases. The affected Party shall take commercially reasonable steps to mitigate damages arising out of the force majeure event. In the case that an event of force majeure subsists for longer than [Omitted] without interruption or a [Omitted] in total over a period of [Omitted] then the unaffected Party shall have the right to terminate this Agreement or any POs or call-offs related thereto. In such case, neither Party shall have the right to demand any compensation and damages from the other Party.

[Omitted]

[Omitted]

For and on behalf of

INNOVIZ Technologies Ltd.

Date: December 24, 2023

/s/ Omer Keilaf
Omer Keilaf, CEO

/s/ Eldar Cegla
Eldar Cegla, CFO

For and on behalf of INNOVIZ Technologies Ltd. Date: December 24, 2023

Omer Keilaf, CEO

Eldar Gegla, CFO

For and on behalf of

Magna Electronics Technology, Inc.

Date: December 29, 2023

/s/ Steve Salvatore
Steve Salvatore

/s/ Nancy Brndiar
Nancy Brndiar

For and on behalf of

Magna Electronics Europe GmbH & Co. OHG

Date: December 29, 2023

/s/ Cornelius Wolber
Cornelius Wolber

/s/ Alexandra Schneider
Alexandra Schneider